Exhibit 10.15 -Commercial Lease between the Dunes Motel and Gift Shop of Bend, Ltd. as Landlord, and the Lion Golf of Oregon, Inc., as
                        Tenant, dated July 7, 1994

             Commercial Lease Agreement  for   SAWYER PARK PLAZA

THIS AGREEMENT is made and entered into this 7th day of July, 1994 by and between Dave Wagoner - Dunes Motel and Gift Shop of Bend, Ltd., Landlord, and Lion Golf of Oregon, Inc., Tenant.
Landlord leases to Tenant the following described property on the terms and conditions stated below:

    Sawyer Park Plaza,   63025 OB Riley Road,   Bend, Oregon
                         Units 12 through 20

SECTION 1.   OCCUPANCY

Original Term. The term of this lease shall be for three (3) years commencing on July 8, 1994 and ending on July 7, 1997 unless sooner terminated pursuant to any provision hereof. The lease will extend for an additional term of six (6) years commencing on July 8, 1997 and ending on July 7, 2003 unless sooner terminated pursuant to any provision hereof.

SECTION 2.   FIXED RENT

Basic Rent: Tenant shall pay to Landlord as rent the sum of $5,467.50 per month in advance, for a total of $196,830.00 during the first three (3) year term of this agreement and $5,832.00 per month in advance, for a total of $419,904.00 during the next six (6) years of this agreement. Rent shall be payable on the first (1st) day of each month at c/o Equity Management; 265 NW Franklin, Suite 202, Bend, OR 97701. A late fee of $20.00 will be charged for any rent not received by the 5th day of each month.
Additional Rent: As additional rent, Tenant shall pay the following amounts:
(a) All taxes upon Tenant's personal property on the premises including fixtures.
(b) The cost of all insurance for which tenant is required to pay.
(c) All amounts which tenant is required to reimburse Landlord for expenses incurred by Landlord in discharging Tenant's obligations.
(d) The amount, if any, which Tenant is required to reimburse
Landlord for increased insurance costs occasioned by Tenant's use.
(e) Prorata cost of electrical, gas, water, sewer and garbage charges.
(f) Prorata cost of property taxes.
(g) Prorata cost of building replacement insurance.
(h) All other amounts which the Tenant is required to pay by any other provision of this Lease.

Deposit: Tenant shall pay to Landlord the sum of $ -0- . This security deposit will be fully refundable if tenant leaves property in a clean condition and in the same condition as when they took occupancy. This deposit will not be used as a last months rent, with the exception of default on rent by the tenant.

SECTION 3.   OPTION TO RENEW

Tenant shall have the option to renew this lease agreement for an additional five (5) year term. All terms and conditions of this lease agreement will remain the same, except for rate. The amount of rent will be at current market rent at the end of the term of this lease. Tenant to exercise the option to renew this lease agreement in writing to the landlord no later than 120 days prior to the termination of this lease.

SECTION 4.   USE OF THE PREMISES

Permitted Use:   The premises shall be used for  manufacturing of golf
clubs and for no other purpose. If this use is prohibited by law or governmental regulation, this Lease shall terminate. Tenant shall do business on the premises under the name of Lion Golf of Oregon, Inc.
Restrictions on Use:   In connection with use of the premises, Tenant
shall:
(a) Conform to all applicable laws and regulations of any public authority affecting the premises and the use, and correct at
Tenants own expense any failure of compliance created through
Tenant's fault or by reason of Tenant's use.  Tenant shall
not otherwise be required to make expenditures to comply with any laws or regulations.
(b) Refrain from an activity which would make it impossible to insure the premises against casualty.
(c) Refrain from any use which would be reasonably offensive to the Landlord, other tenants or owners or users of adjoining
premises, or which would tend to create a nuisance or damage the reputation of the premises.
(d) Refrain from making any marks on or attaching any sign,
insignia, antenna, aerial or other device to the exterior or interior walls Is, windows or roof of the premises without
the written consent of the Landlord.
(e) Comply with any reasonable rules respecting the use of the
premises promulgated by   the Landlord from time to time and
communicated to the Tenant in writing.
Continuity of Use:  Tenant shall use the premises continuously during
normally business hours   except to the extent the use is interrupted
or prevented by causes beyond the Tenant's control.
SECTION 5.   REPAIRS AND MAINTENANCE
Landlord's Obligations:  The following shall be the responsibility of the Landlord:
(a) Structural repairs and maintenance and repairs necessitated
by structural disrepair or   defect.
(b) All repairs or restoration made necessary by fire or other peril which could be covered by a standard fire insurance policy with an extended coverage endorsement or by reason of war, or by earthquake or natural casualty.

Tenant's Obligations: The following shall be the responsibility of the Tenant:
(a) Any interior redecorating.
(b) Any repairs necessitated by the negligence of Tenant, its agents, employees and invitees, except where the loss of damage could have been covered by a standard fire insurance policy with an extended coverage endorsement.
(c) Ordinary maintenance of the heating and air conditioning system.
(d) Any repair or alterations required under Tenant's obligation to comply with laws and regulations as set forth in "Restrictions on Use" above.
(e) All other repairs to the premises which Landlord is not required to make under "Landlord's Obligations" above.

Inspection of Premises: Landlord shall have the right to inspect the premises at any reasonable time or times to determine the necessity of repair. Whether or not such inspection is made, the duty of the Landlord to make repairs as outlined above in any area in Tenant's possession and control shall not mature until a reasonable time after Landlord has received from Tenant notice in writing of the repairs that are required.

SECTION 6.       ALTERATIONS

Alterations Prohibited: Tenant shall make no improvements or alterations on the leased premises of any kind without the prior written consent of the Landlord.
Ownership of Alterations: All improvements and alterations performed on the leased premises by the Landlord shall be the property of the Landlord.

SECTION 7.        INSURANCE

Insurance Required: The Landlord shall keep the leased premises insured against fire and other risks covered by a standard fire insurance policy with an endorsement for extended coverage. Tenant will be required to pay a prorata share of this cost of insurance and Tenant shall bear the expense of any insurance insuring the property of the Tenant on the premises against such risks.
Waiver of Subrogation:   The parties shall obtain from their
respective insurance carriers waivers of subrogation against the other party, agents, employees and, as to the Tenant, invitees. Neither party shall be liable to the other for any loss or damage caused by fire or any of the risks enumerated in a standard fire insurance policy with an extended coverage endorsement is such insurance was obtainable at the time of such loss or damage. The party benefiting from a waiver of subrogation clause in an insurance policy shall pay any additional premium required to obtain such a clause within ten days after being notified by the other party of such additional cost unless the benefiting party can obtain such insurance without the additional cost from another insurance carrier satisfactory to the first party.

SECTION 8.    DAMAGE AND DESTRUCTION

Partial Damage: If the leased premises are partly damaged and the paragraph entitled "Destruction" below does not apply, the property shall be repaired as follows:
(a) If the damage is caused by a risk which would be covered by a standard fire insurance policy with an endorsement for extended coverage, repair shall be at the expense of the Landlord whether or not the damage occurred as the result of fault on the part of Tenant.
(b) If the damage occurred from a risk which would not be covered by insurance of the kind described above, repairs shall be at the expense of the Landlord unless the damage was the result of the fault of the Tenant, in which case the Tenant shall have the obligation to repair.
(c) In any event, repairs shall be accomplished with all reasonable dispatch, subject to interruptions and delays from labor disputes and matters beyond the control of the party responsibility. Rent shall be abated to the damage and during the period of repair except when damage occurs because of the fault of the Tenant.
Destruction: If the leased premises are thirty percent (30%) or more destroyed the parties shall proceed as follows:
(a) Landlord may elect to terminate the Lease as of the date of the damage or destruction by notice given to Tenant in writing not more than 30 days following the date of the damage. In such event all rights and obligations of the parties shall cease as of the date of termination, and Tenant shall be entitled to the reimbursement of any prepaid rent, security deposit or other amounts paid by the Tenant and attributable to the anticipated term subsequent to the termination date.
(b) In the absence of an election under paragraph (a) above, Landlord shall proceed to restore the leased premises to substantially the same form as prior to the damage or destruction so as to provide for the Tenant usable space equivalent in quantity and in character to that before the damage. Work shall be commenced as soon as reasonably possible and thereafter shall proceed without interruption except for work stoppages on account of labor disputes and matters not under control of Landlord.
(c) In either event rent shall be abated from the date of damage except when the damage occurs because of the fault of Tenant and Landlord elects to rebuild.

SECTION 9.            LIABILITY TO THIRD PERSONS

Liens:
(a) Except with respect to activities for which the Landlord is responsible, the Tenant shall pay as due all claims for work done on and for services rendered or material furnished to
the leased premises and shall keep the premises free from any liens.  If Tenant fails to pay any  such claims or to
discharge any lien, Landlord may do so and collect the cost
as additional rent.  Any amount so added shall bear interest at the rate of 9% per annum from the date expended by
Landlord and shall be payable on demand.  Such action by
Landlord shall not constitute a waiver of any right of remedy which Landlord may have on account of Tenant's default.
Indemnification:   Tenant shall indemnify and defend Landlord from any
claim, loss or liability arising out of or related to any activity of Tenant on the leased premises or any condition of the leased premises in the possession or under the control of the Tenant, including any such claim, loss or liability which may be caused or contributed to in whole or in part by Landlord's own negligence or failure to effect any repair or maintenance required by this Lease. Tenant's duty to indemnify shall not apply to or prevent any claim by Tenant against Landlord for injury or damage to Tenant or Tenant' s property for which Landlord may be liable.
Liability Insurance: Before going into possession of the premises, Tenant shall procure and thereafter during the term of the Lease shall continue to carry the following insurance at Tenant's cost:
(a) Public liability and property damage insurance in a responsible company with limits of not less than $1,000,000.00 for injury to one person, $1,000,000.00 for injury to two or more persons in one occurrence, and $1,000,000.00 for damage to property. Such insurance shall cover all risks arising directly or indirectly out of Tenant's activities on or any condition of the leased premises whether or not related to an occurrence caused or contributed to by Landlord's negligence, shall protect Tenant against the claims of Landlord on account of the obligations assumed by Tenant under paragraph "Indemnification" above, and shall protect Landlord and Tenant against claims of third persons. Certificates evidencing such insurance and bearing endorsements requiring ten days written notice to Landlord prior to any change or cancellation shall be furnished to Landlord prior to Tenant's occupancy of the property.

SECTION 10.         QUIET ENJOYMENT

Landlord's Warranty: Landlord warrants that it is the owner of the leased premises and has the right to lease them, free of all encumbrances. Landlord will defend Tenant's right to quiet enjoyment of the leased premises from the lawful claims of all persons during the Lease term.

SECTION 11.      ASSIGNMENT AND SUBLEASE

No part of the leased property may be assigned, mortgaged or subleased, nor may a right of use of any portion of the property be conferred on any third person by any other means, without the prior written consent of Landlord.

SECTION 12.           DEFAULT

The following shall be event of default:
Default in Rent:   Failure of Tenant to pay any rent or other charge
within ten days after it is due.
Default in Other Covenants: Failure of Tenant to comply with any term or condition or fulfill any obligation of the Lease (other than the payment of rent or other charges) within ten days after written notice by Landlord specifying the nature of the default with reasonable particularity. If the default is of such nature that it cannot be completely remedied within the ten day period, this provision shall be complied with if Tenant begins correction of the default within the ten day period and thereafter proceeds with reasonable diligence and in good faith to effect the remedy as soon as practicable.
Abandonment: Failure of the Tenant for 15 days or more to occupy the property for one or more of the purposes permitted under this Lease unless such failure is excused under other provisions of this Lease.

SECTION 13.    REMEDIES ON DEFAULT'

Termination: In the event of a default, the Lease may be terminated at the option of the Landlord by notice in writing to Tenant. The notice may be given before or within 30 days after the running of the grace period for default and may be included in a notice of failure of compliance given under the further terms of this Lease. If the property is abandoned by Tenant in connection with a default, termination shall be automatic and without notice.
Damages Without Termination: If the Lease is not terminated by election of Landlord or otherwise, Landlord shall be entitled to recover damages from tenants for the default.
Re-Entry After Termination: If the Lease is terminated for any reason, Tenant's liability to Landlord for damages shall survive such termination, and the rights and obligation of the parties shall be as follows:
(a) Tenant shall vacate the property immediately, remove any property of Tenant including any fixtures which Tenant is required to remove at the end of the Lease term, perform any clean up, alterations or other work required to leave the property in the condition required at the end of the term and deliver all keys to Landlord.
(b) Landlord may re-enter, take possession of the premises and remove any persons or property by legal action or by self-help with the use of reasonable force and without liability for damages.
Reletting: Following re-entry or abandonment, Landlord may relet the premises and in that connection may:
(a) Make any suitable alterations or refurbish the premises, or both, or change the character or use of the premises, but Landlord shall not be required to relet for any use or purpose (other than that specified in the Lease) which Landlord may reasonably consider injurious to the premises, or to any tenant which Landlord may reasonably consider objectionable.
(b) Relet all or part of the premises, alone or in conjunction with other properties, for a term longer or shorter than the terms of this Lease, upon any reasonable terms and conditions, including the granting of some rent-free occupancy or other rent concession.
Damages: In the event of termination or default, Landlord shall be entitled to recover immediately, without waiting until the due date of any future rent or until the date fixed for expiration of the Lease term, the following amounts as damages:
(a) Any excess of (1) the value of all Tenant's obligations under this lease, including the obligation to pay rent, from the date of default until the end of the term, over (2) the reasonable rental value of the property for the same period figures as of the date of default, the net result to be discounted to the date of default at a reasonable rate not exceeding 4% per annum.
(b) The reasonable costs of re-entry and reletting including without limitation the cost of any clean up, refurbishing, removal of Tenant's property and fixtures, or any other expense occasioned by Tenant's failure to quit the premises under termination and to leave them in the required condition, any remodeling costs, attorney fees, court costs, broker commissions and advertising costs.
(c) The loss of reasonable rental value from the date of default until a new tenant has been, or with the exercise of reasonable efforts could have been, secured.
Remedies Cumulative: The foregoing remedies shall be in addition to and shall not exclude any other remedy available to Landlord under applicable law.

SECTION 14.     SURRENDER AT EXPIRATION

Conditions of Premises: Upon expiration of the Lease term or earlier termination on account of default, Tenant shall deliver all keys to the Landlord and surrender the leased premises in first-class condition and broom-clean. Tenant has deposited with Landlord the sum of $-0- as a security deposit. Landlord shall have the right to deduct all expenses of cleaning the premises from such deposit and repair any damage other than normal wear and tear. Alterations constructed by Tenant with permission from the Landlord shall not be removed or restored to the original condition unless the terms of permission for the alterations so require. Depreciation and wear from ordinary use for the purpose for which the premises were let need not be restored, but all repair for which the Tenant is responsible shall be completed to the latest practical date prior to such surrender. The Tenant's obligations under this paragraph shall be subordinate to the provisions of Section 7 related to destruction.
Fixtures:
(a) All existing fixtures upon the leased premises during the term, other than Tenant's trade fixtures, shall be the
property of the Landlord.
(b) All fixtures and personal property brought onto the property shall remain the property of the tenant.
Holdover:
(a) If the Tenant does not vacate the leased premises at the time required, the Landlord shall treat the Tenant as a tenant from month to month.
Nonwaiver: Waiver by either party of strict performance of any provision of this lease shall not be a waiver of or prejudice the party's right to require strict performance of the same provision in the future or of any other provision.
Sign Approval: Landlord retains the right to approve any sign placed on the premises. Any sign that Tenant has the right to place, construct and maintain shall comply with all laws, and Tenant shall obtain any approval required by such laws. Tenant to pay all costs for signage.
Late Fees: If Tenant shall fail or neglect to pay the monthly rental or any other charge or expense payable by Tenant within ten (10) days of the date it is due, then Tenant shall pay a late fee of $20.00. Tenant agrees to pay Landlord's reasonable attorney fees and collection costs if collection of any payment or rent due under this lease is referred to an attorney for collection, even though suit or action is filed hereon.
Attorney  Fees:   If suit or action is instituted in connection with
any controversy arising out of this Lease, the prevailing party shall be entitled to recover, in addition to costs, such sum as the Court may adjudge reasonable as attorney fees.
Notices: Any notice required or permitted under this Lease shall be given when actually delivered or when deposited in the United States mail as certified mail, addressed as follows:

Landlord:	Equity Management & Commercial Leasing, Inc.
	265 NW Franklin, Suite 202, Bend, OR 97701   389-4757

Tenant:

or to such other address as may be specified from time to time by either of the parties in writing.
Succession:   Subject to the above-stated limitations on transfer of
Tenant's interest, this Lease shall be binding upon and inure to the benefit of the parties, their respective successors and assigns. Landlord's Right to Cure Defaults: If the Tenant fails to perform any obligation under this Lease, the Landlord shall have the option to do so after 30 days written notice to the Tenant. All of the Landlord's expenditures to correct the default shall be reimbursed by Tenant on demand with interest at the rate of 9% per annum from the date of expenditure by the Landlord.
Recordation:   This lease shall not be recorded without the consent in
writing of Landlord. Landlord shall execute and acknowledge a memorandum of this Lease in a form suitable for recording, and the Tenant may record the memorandum.
Additional Provisions:


IN WITNESS WHEREOF, the parties have hereto set their hands in duplicate the day and year first hereinabove written.

TENANT:	/s/  Warren Elsner	DATE:	7-7-94

LANDLORD:	/s/  Dave Wagoner	DATE:	7-7-94